September 19, 2012

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by RT Technologies, Inc. (the “Company”) under Item 4.01 of its Form 8-K dated September 13, 2012. We agree with the statements concerning our Firm under Item 4.01 in such Form 8-K, except for the statements made in the fourth paragraph. We are not in a position to agree or disagree with other statements of RT Technologies, Inc. contained therein. With respect to the fourth paragraph, as reported in Item 4.02 of Form 8-K filed on August 30, 2012, the Company’s Form 10-Q for the quarterly period ended June 30, 2012 was not authorized by Marcum Bernstein & Pinchuk LLP (“MarcumBP”). MarcumBP requested that the Company respond within the time frames established by Section 10A of the Securities Exchange Act of 1934. Pursuant to Section 10A(b)(2) on August 21, 2012, MarcumBP further advised the Company, its Audit Committee and its Board of Directors, that remedial action was required and notice was sent to the SEC pursuant to Section 10A. The 2012 unaudited interim financial statements and notes thereto for the quarterly periods ended June 30, 2012 were not reviewed in accordance with Statement of Auditing Standards No. 100 (“SAS 100”), as required by Rule 10-01(d) of Regulation S-X promulgated under the Securities Act of 1934, and accordingly should not be relied upon. Additionally, we disagree that the filing of the Form “10-Q occurred as a result of a miscommunication between the Company and MarcumBP stemming from misinterpreted and poorly translated correspondence.” We believe that MarcumBP appropriately communicated to the Company that our review in accordance with SAS 100 was not complete due to incomplete information provided to MarcumBP.

Very truly yours,

/s/ Marcum Bernstein & Pinchuk llp

Marcum Bernstein & Pinchuk llp

NEW YORK OFFICE • 7 Penn Plaza • Suite 830 • New York, New York 10001 • Phone 646.442.4845 • Fax 646.349.5200 • marcumbp.com